QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

Perkins Coie LLP

1201 Third Avenue, 48th Floor, Seattle, Washington 98101-3099
Telephone: 206 583-8888 Facsimile: 206 583-8500

November 19, 2001

Ostex International, Inc.
2203 Airport Way South, Suite 400
Seattle, WA 98134

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.01 per share, of Ostex International, Inc.

Ladies and Gentlemen:

    We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to up to 500,000 additional shares of common stock, par value $0.01 per share, which may be issued pursuant to the Ostex International, Inc. Amended and Restated 1994 Stock Option Plan.

    We have examined the Registration Statement and such documents and records of Ostex International as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

    Based upon and subject to the foregoing, we are of the opinion that any shares that may be issued pursuant to the plan have been duly authorized and that, upon the due execution by Ostex International and the registration by its registrar of the shares, the sale of the shares by Ostex International in accordance with the terms of the plan, and the receipt of consideration therefor in accordance with the terms of the plan, the shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Perkins Coie LLP

QuickLinks

Perkins Coie LLP 1201 Third Avenue, 48th Floor, Seattle, Washington 98101-3099 Telephone: 206 583-8888 Facsimile: 206 583-8500 November 19, 2001